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                                                                   EXHIBIT 99.1


PRESS RELEASE

Contact: United Community Bancorp
         William F. Ritzmann, President and Chief Executive Officer
         (812) 537-4822

             UNITED COMMUNITY BANCORP REPORTS FIRST QUARTER RESULTS

Lawrenceburg, Indiana - October 30, 2009 - United Community Bancorp (the "Company") (Nasdaq: UCBA), the holding company for United Community Bank (the "Bank"), today reported earnings of $222,000, or $0.03 per diluted share, for the quarter ended September 30, 2009, compared to net income of $387,000, or $0.05 per diluted share, for the quarter ended September 30, 2008.

                            United Community Bancorp
                              Statements of Income
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     FOR THE THREE MONTHS ENDED
                                                    9/30/2009         9/30/2008
                                                    ---------         ---------
NET INCOME                                            $222               $387
BASIC EARNINGS PER SHARE                              0.03               0.05
DILUTED EARNINGS PER SHARE                            0.03               0.05
WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC                                               7,612,070          7,597,109
DILUTED                                             7,612,070          7,597,109


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

                                              UNITED COMMUNITY BANCORP

                                    SUMMARIZED STATEMENTS OF FINANCIAL CONDITION
---------------------------------------------------------------------------------------------------------------
                                             (UNAUDITED)                 (UNAUDITED)   (UNAUDITED)  (UNAUDITED)
(IN THOUSANDS, AS OF)                         9/30/2009     6/30/2009     3/31/2009    12/31/2008    9/30/2008
                                              ---------     ---------     ---------    ----------    ---------
ASSETS
Cash and cash equivalents                      $24,341       $27,004       $42,029      $19,824       $27,808
Investment securities                           82,439        76,657        58,325       41,614        36,948
Loans receivable, net                          272,652       272,270       278,184      288,349       287,486
Other Assets                                    23,710        25,648        23,076       23,389        23,904
                                              --------      --------      --------     --------      --------
TOTAL ASSETS                                  $403,142      $401,579      $401,614     $373,176      $376,146

LIABILITIES
Municipal Deposits                            $114,954      $124,282      $134,126     $116,343      $120,420
Other Deposits                                 225,912       215,334       204,959      194,372       193,879
FHLB Advances                                    3,583         3,833         4,083        4,333         4,583
Other Liabilities                                3,100         3,051         2,844        2,662         2,665
                                              --------      --------      --------     --------      --------
TOTAL LIABILITIES                              347,549       346,500       346,012      317,710       321,547
Total Stockholders' Equity                      55,593        55,079        55,602       55,466        54,599
                                              --------      --------      --------     --------      --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY      $403,142      $401,579      $401,614     $373,176      $376,146


                                             SUMMARIZED STATEMENTS OF OPERATIONS
---------------------------------------------------------------------------------------------------------------
                                             (UNAUDITED)   (UNAUDITED)   (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
(IN THOUSANDS, AS OF)                         9/30/2009     6/30/2009     3/31/2009    12/31/2008    9/30/2008
                                              ---------     ---------     ---------    ----------    ---------
                                              (FOR THE THREE MONTHS ENDED, IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest Income                                 $4,821        $4,689        $5,049       $5,030        $5,144
Interest Expense                                 1,705         1,733         1,774        2,091         2,308
                                              --------      --------      --------     --------      --------
Net Interest Income                              3,116         2,956         3,275        2,939         2,836
Provision for Loan Losses                          622         1,052           664          396           335
                                              --------      --------      --------     --------      --------
Net Interest Income after Provision
    for Loan Losses                              2,494         1,904         2,611        2,543         2,501
Total Non-Interest Income                          686           854           735          502           696

Total Non-Interest Expenses                      2,875         3,480         2,738        2,639         2,593
                                              --------      --------      --------     --------      --------
INCOME BEFORE TAX PROVISION (BENEFIT)              305          (722)          608          406           604
Income Tax Provision (Benefit)                --------      --------      --------     --------      --------
                                                    83          (443)          259          144           217
                                              --------      --------      --------     --------      --------
NET INCOME (LOSS)                                 $222         $(279)         $349         $262          $387
 Basic earnings (loss) per share (1)              0.03         (0.04)         0.05         0.03          0.05
 Diluted earnings (loss) per share (2)            0.03         (0.04)         0.05         0.03          0.05
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(1) - FOR ALL PERIODS SHOWN, UNITED COMMUNITY MHC HAS HELD 4,655,200 SHARES OF
OUTSTANDING COMMON STOCK. SINCE ITS INCEPTION, THE MHC HAS WAIVED RECEIPT OF
QUARTERLY DIVIDENDS ON COMMON STOCK.

(2) - DUE TO THE NET LOSS FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2009, NO ADJUSTMENTS WERE MADE FOR OUTSTANDING STOCK OPTIONS AND UNEARNED RESTRICTED SHARES, AS SUCH EFFECT WOULD BE ANTI-DILUTIVE.
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


                                                (UNAUDITED)  (UNAUDITED)     (UNAUDITED)   (UNAUDITED)  (UNAUDITED)
                                                                    FOR THE THREE MONTHS ENDED
                                                 9/30/2009    6/30/2009       3/31/2009    12/31/2008    9/30/2008
                                                 ---------    ---------       ---------    ----------    ---------
PERFORMANCE RATIOS:
Return on average assets (1)                        0.22%        (0.28%)        0.35%        0.27%         0.41%
Return on average equity (1)                        1.61%        (2.02%)        2.51%        1.91%         2.84%
Interest rate spread  (2)                           3.11%         2.93%         3.30%        3.03%         2.91%
Net interest margin  (3)                            3.30%         3.12%         3.50%        3.28%         3.18%
Noninterest expense to average assets (1)           2.86%         3.46%         2.76%        2.76%         2.72%
Efficiency ratio  (4)                              75.62%        91.34%        68.28%       76.69%        73.41%
Average interest-earning assets to
     average interest-bearing liabilities         110.26%       110.28%       110.51%      110.47%       110.30%
Average equity to average assets                   13.75%        13.75%        14.00%       14.33%        14.30%

CAPITAL RATIOS:
Tangible capital                                   12.16%        12.08%        12.69%       13.58%        13.34%
Core capital                                       12.16%        12.08%        12.69%       13.58%        13.34%
Total risk-based capital                           19.36%        18.40%        20.07%       20.02%        20.64%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent
   of total loans                                   1.45%         2.19%         2.56%        1.96%         2.17%
Allowance for loan losses as a percent
   of total loans                                   1.47%         1.55%         1.53%        1.26%         1.36%
Allowance for loan losses as a percent
   of nonperforming loans                         101.22%        70.51%        59.65%       64.53%        62.65%
Net charge-offs to average outstanding
   loans during the period (1)                      1.22%         1.59%         0.07%        0.85%         1.47%
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(1)   Quarterly income and expense amounts used in ratio have been annualized.
(2)   Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3)   Represents net interest income as a percent of average interest-earning assets.
(4)   Represents other expense divided by the sum of net interest income and other income.

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Net interest income increased $280,000, or 9.9%, to $3.1 million in the quarter ended September 30, 2009, as compared to $2.8 million for the prior year quarter. The increase is the result of a decrease in the average interest rate paid on interest bearing liabilities from 2.85% to 1.99%, partially offset by a decrease in the average rate earned on interest earning assets from 5.76% to 5.10%. Changes in interest rates are reflective of changes in overall market rates during that same period.

Noninterest expense increased $282,000, or 10.9 %, to $2.9 million for the quarter ended September 30, 2009, from $2.6 million in the prior year quarter. The increase is primarily a result of a $100,000 provision for loss on the sale of other real estate owned ("REO") by the Bank for the quarter ended September 30, 2009 compared to no such provision in the prior year quarter, and an increase of $157,000 in the Bank's FDIC insurance premium in the current period. The increase in FDIC insurance premium is a result of rate increases.

The provision for loan losses was $622,000 for the quarter ended September 30, 2009 compared to $335,000 for the same quarter in the prior year. The increase is attributable to troubled debt restructurings increasing from $4.5 million at June 30, 2009 to $7.1 million at September 30, 2009. These increases are primarily the result of the economic conditions in our market area. At September 30, 2009, troubled debt restructurings included ten commercial real estate loans representing eight commercial lending relationships. These loans have been restructured with lower-than-market interest rates of 0% to 3%, for fixed terms that will end between 2010 and 2012.

Other nonperforming assets (comprised of nonperforming loans and REO) decreased to $6.6 million at September 30, 2009 from a balance of $7.9 million at June 30, 2009. Included in REO at September 30, 2009 are six separate properties totaling $2.7 million, at June 30, 2009 there were four separate properties totaling $1.9 million. The Bank is actively working to sell all of the assets in REO. Where necessary, management has reserved for losses on the sale of certain properties (these reserves are included in the REO balance at September 30, 2009 and June 30, 2009), and continues to maintain the properties and monitor their values based upon current market conditions. For the quarter ended September 30, 2009, the Bank has recorded $100,000 in provision for loss on the sale of REO, compared to $0 in the prior year quarter. Nonperforming loans decreased to $3.9 million at September 30, 2009 from $6.0 million at June 30, 2009. A $1.1 million commercial real estate loan was included in both troubled debt restructuring and nonperforming loans at September 30, 2009 and June 30, 2009. The decrease in nonperforming loans is attributable to $1.6 million in the previously mentioned, newly classified troubled debt restructurings, $1.7 million in loans being charged off, and $643,000 in loans coming current, partially offset by $1.8 million in new nonperforming loans being added.
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Total assets were $403.1 million at September 30, 2009, compared to $401.6 million at June 30, 2009. The increase is primarily due to a $5.8 million increase in investments, partially offset by a $2.7 million decrease in cash, and a $2.1 million decrease in loans available for sale (included in other assets). The increase in investments is the result of the purchase of $8.1 million in investment securities during the quarter, partially offset by payments, sales and maturities on investments. The purchase of securities was funded by cash on hand and cash obtained through the sale of loans held for sale. Total liabilities were $347.5 million at September 30, 2009, compared to $346.5 million at June 30, 2009. The increase is a result of a $10.6 million increase in other deposits, partially offset by a $9.3 million decrease in municipal deposits. The increase in other deposits is attributable to increased advertising and promotional efforts in our existing market area. The decrease in municipal deposits is the result of the cyclical nature of these accounts, which is affected by the timing of the receipt of tax revenues and spending for ongoing civic projects. Total stockholders' equity was $55.6 million at September 30, 2009, compared to $55.1 million at June 30, 2009. The increase is primarily the result of an increase of $475,000 in unrealized gains on available for sale securities and net income of $222,000, partially offset by dividends paid of $321,000.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates six offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.